Stock Purchase Agreement

    THIS STOCK PURCHASE AGREEMENT dated this 8th. day of April, 2005, ("Agreement") by and among Empyrean Holdings, Inc., a corporation organized and existing under the laws of Nevada, having its principal place of business at 2537 South Gessner, Suite 114, Houston, TX 77063, ("Buyer"), and Hesperia Advisors Limited, a BVI Corporation ("Hesperia" or "Seller").

W I T N E S S E T H:

    WHEREAS, Buyer wishes to buy and the Seller wishes to sell to Buyer, on the terms and for the consideration hereinafter provided, 100% of the ownership interest in Tradewinds International Corp., (Tradewinds) a Nevada corporation, having its principal place of business at 7512, Dr. Phillips Blvd., Suite 50, PMB 501, Orlando, FL 32819

    NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Buyer and Seller hereby agree as follows:

1. PURCHASE OF SELLER INTEREST FOR PREFERRED STOCK OF BUYER.

    1.1 Purchase of Seller's Stock. Upon the terms and subject to the provisions of this Agreement, the Seller will transfer 51% of its Tradewinds Common Stock to Buyer in exchange for two hundred million (200,000,000) shares of its Restricted Common Stock ("initial increment"). The remaining 49% of Seller's Common Stock will transfer at closing to escrow. Seller agrees that it will sell, convey, transfer, assign and deliver to Buyer at closing, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights or other interests or equities whatsoever, shares of duly and validly issued, fully paid and non-assessable, of Convertible Preferred Stock, having a par value of $.001 per share (collectively, "Convertible Preferred Stock") of the Buyer. This Preferred Stock shall be convertible, upon demand of the holder of said shares, into Common Stock, at the rate of four shares of Common Stock for each share of Preferred Stock converted.

    1.2 REMAINING INCREMENT OF SELLER OWNERSHIP INTEREST. Upon the transfer by Seller of property of fair market value of at least one million dollars ($1,000,000) into Tradewinds, then Seller will transfer the second increment, an additional seventy-five million (75,000,000) Convertible Preferred Stock into escrow. Upon satisfaction of all of these requirements, escrow will release the balance of the common stock of Tradewinds held in escrow to Buyer and Convertible Preferred Stock in escrow to Seller.

2. THE CLOSING AND PAYMENT OF STOCK PURCHASE PRICE.

    2.1 Closing. The closing ("Closing") with respect to the transfer of 51% of Seller's common stock to Buyer and 49% to escrow, in exchange for the first increment of Buyer's Restricted Common Stock under this Agreement shall take place at 9:00 am local time on April 8, 2005, at Parsons Law Firm, 10900 NE 4th Street, Suite 2070, Bellevue, Washington, 98004, or on such later time and date as the parties may agree.

    2.2 Transfer of Seller's Common Stock. At closing the Seller shall transfer its Common Stock, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title, except any that are specifically listed in this agreement. Said transfer shall be effected by delivery of the stock certificates representing the stock duly executed in blank or accompanied by duly executed stock powers in blank. The Seller acknowledges that the purchased stock is unique and not otherwise available, and agrees that, in addition to any other available remedies; Buyer may seek any equitable remedies to enforce performance by the Seller hereunder, including, without limitation, an action for specific performance.

    2.3 Transfer of Property under Second Increment. The property that Seller shall later transfer in exchange for the second increment, the Convertible Preferred Stock, shall convey to Buyer via warranty title, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title, except any that are specifically listed in this agreement.

    2.4 Recapitalization. If the Buyer recapitalizes its common stock, whether by way of a stock-split, stock dividend or the like, the number of shares of common stock received upon conversion of preferred stock shall be adjusted pro rata. For example, but not by way of limitation, if the Buyer effectuates a reverse stock split of one (1) share of common stock for each ten (10) shares of common stock issued and outstanding, after the stock split, each share of Convertible Preferred Stock can be converted to four-tenths (4/10) of one share of Common stock.

    2.5 Counsel. Both the Buyer and Seller are represented in this transaction by Parsons Law Firm. Both parties agree to waive the conflict of interest that results by dual representation and both parties agree to waive attorney-client confidentiality with respect to Parsons Law Firm and the other party. Either party is free to consult outside counsel as desired regarding this transaction.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

    Seller hereby represents warrants and agrees as of the date hereof and as of the date of the Closing as follows:

    3.1 Authority of Buyer and Seller. Seller warrants that it has valid and unencumbered title to the shares of stock and any property it is selling, and that it has full authority to convey those shares and that property. Buyer warrants that it has valid and unencumbered title to the shares of Convertible Preferred Stock and Restricted Common Stock it is conveying, and that it has full authority to convey those shares.

    3.3 Taxes. Parties jointly state that to the best of their knowledge, all tax liabilities are current, and that Seller will hold Buyer harmless from all tax liabilities related to this its company and the property to be transferred.

    3.6 Certificate of Incorporation. The Certificate of Incorporation of the Seller and all amendments thereto to the Articles have been validly adopted by the stockholders and directors of the Company and the Certificate of Incorporation, as amended, is and will remain in full force and effect and is legal, valid, binding and enforceable in accordance with its terms.

    3.7 Bylaws. The Bylaws of the Seller, and all amendments to the Bylaws, have been validly adopted, and the Bylaws, as amended, are and will remain in full force and effect and are legal, valid, binding and enforceable in accordance with their terms.

    3.8 Shareholders. If a vote of the shareholders of Seller is required for this transaction, Seller represents that such a vote has been taken in accordance with company bylaws and any applicable statutes or regulations.

    3.9 Disclosure. No representation or warranty in this and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished by Buyer to Seller, or by Seller to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading. There is no fact, which materially and adversely affects, or, to the best of Seller's knowledge, in the future may materially and adversely affect, the condition of its company which has not been set forth herein.

4. REPRESENTATIONS AND WARRANTIES BY BUYER. As of the date hereof and as of the date of the Closing, Buyer represents and warrants as follows: Buyer expressly acknowledges and agrees the Seller has not made any representation or warranty with respect to the future profitability or financial prospects of its company after the Closing Date.

5. COVENANTS OF THE PARTIES. The Buyer and Seller covenant and agree as follows throughout the period from the date hereof through and including the Closing:

    5.1 Consummation of Agreement. Buyer and Seller shall use their reasonable efforts to satisfy all conditions to the Closing that are within their control to the end that the transaction contemplated by this Agreement shall be fully carried out.

    5.2 Damage or Destruction. The property to be transferred by the Seller shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity to an extent that would materially interfere with the conduct of its business or materially impair the value of Seller's company as a going concern, regardless of whether any such loss or losses have been insured against.

    5.3 Further Assurances. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

6. MISCELLANEOUS.

    6.1 Taxes. Any taxes in the nature of a sales or transfer tax and any stock transfer tax, payable on the sale or transfer of all or any portion of the Purchased Stock or the consummation of any other transaction contemplated hereby shall be paid by Seller.

    6.2 Section Headings. The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

    6.3 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

    6.4 Expenses. Except as otherwise provided herein, the Buyer and Seller shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

    6.5 Notices. Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, to the respective parties at their addresses set forth at the beginning of this Agreement or at such other addresses as may hereinafter be designated by such party in writing to other parties.

    6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Nevada.

    6.7 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

    6.8 Validity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

    6.9 Execution Capacity of Seller. Seller hereby acknowledges that his execution of this Agreement as provided below, whether personally or through their attorney-in-fact, shall be in his individual capacity as well as in his capacity as a shareholder of the Company.

    6.10 Counterparts. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

HESPERIA ADVISORS LIMITED

/s/ Universal Directors, Inc.

By: Universal Directors Inc.

As: Sole Director/President

Seller                                                                 Date: April 8, 2005

EMPYREAN HOLDINGS, INC.

By : /s/ Robert L. Lee

Its: President                                                     Date : April 8, 2005